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                                                                     EXHIBIT 2.2


                          AMERADA HESS CORPORATION

                               500 Dallas Street, Level 2 - Houston, Texas 77002
                               P.0. Box 2040 - Houston, Texas 77252-2040
                               Tel.: (713) 609-4970 - Facsimile (713) 609-4998
May 31, 1996


DLB Oil & Gas, Inc.
1601 N. W. Expressway
Suite 700
Oklahoma City, OK 73118-1401

Re: Letter   Agreement
    Oklahoma Sales Package

Gentlemen:

Reference for all purposes is herein made to that certain Agreement for Purchase and Sale ("Agreement") dated as of April 16, 1996 by and between Amerada Hess Corporation ("AHC") and DLB Oil & Gas, Inc. ("DLB"). As an accommodation to DLB, AHC agrees to perform the services hereinafter specified, and DLB agrees to undertake the obligations herein set forth.

1. FILES

AHC will make reasonable efforts to have all of its files pertaining to the Assets, including well files on AHC operated properties, available for DLB to pick up as soon as practicable after Closing. Files will be made available at AHC's Houston office and at its field offices.

2. OPERATIONS

AHC and DLB agree that Transfer of Operator Forms (Form 1073) bearing a transfer date of June 1, 1996 will be completed on all AHC operated Assets at or prior to Closing and same will be forwarded to the Oklahoma Corporation Commission (OCC) by AHC's field personnel. AHC will turn over operatorship of all AHC operated properties as soon as practicable after Closing but in no event later than 7:00 A.M. June 1, 1996. It is understood by both AHC and DLB that the OCC considers its approval date as the effective date for state reporting, and other regulatory matters. Nevertheless, subject to Section 12.5 of the Agreement, DLB desires and agrees to assume full responsibility for operations as soon as practicable after Closing but not later than 7:00 A.M. June 1, 1996 including all state reporting requirements.

3.  LAND MAINTENANCE

AHC shall continue its normal land maintenance through the month of June 1996 to allow DLB sufficient time to set up its land records. During the month of June, AHC shall consult with DLB regarding significant maintenance items. On June 30, 1996 AHC shall furnish a report of all maintenance performed on behalf of DLB and shall no longer perform land maintenance for DLB.

4.  MARKETING OF OIL & GAS

AHC agrees to market oil and natural gas for the month of June 1996. AHC shall make all required nominations and pipeline communications for the entire month of June, 1996. On or before June 21, 1996 (or such time as required by pipeline nominations), AHC will transfer all information required for DLB to assume marketing functions effective with July, 1996 sales including:

    1.   Details of June, 1996 sales transactions;
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Letter Agreement
May 31, 1996
Page 2

    2. Meter numbers and other relevant information required to make pipeline nominations; and

    3.   Contact list of companies to whom AHC typically sells.

DLB will assume all marketing functions for July 1996 sales and AHC shall have no responsibility to market oil or gas for DLB after June, 1996.

5. ACCOUNTING

AHC will provide the information required by Section 9.1(h) of the Agreement to DLB on or before June 30, 1996.

AHC shall assist DLB with accounting for the month of June 1996 as set forth on the attached Schedule 1. AHC will consult with DLB regarding significant accounting items performed for DLB. On July 19, 1996 AHC shall furnish all accounting records for accounting work performed for DLB during the month of June and thereafter shall no longer perform any accounting functions for DLB. AHC will remit net cash (revenue received less expenditures paid) due to DLB, by the tenth workday, following the month the cash was received or expended, and AHC will forward original documentation or copies of original documentation as appropriate, supporting cash receipts, expenditures or other significant accounting activity on a weekly basis.

6.  INDEMNIFICATION

Without implying any obligation on AHC's part to continue conducting the services set forth in this letter after the Closing, such continued services by AHC shall be for the account of DLB, at the sole risk, cost and expense of DLB and AHC is hereby released and indemnified by DLB from all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING AHC'S NEGLIGENCE) arising out of such continued services. In connection with any such continued services, AHC shall be reimbursed by DLB for all reasonable out of pocket costs and expenses incurred by AHC with respect thereto.

If you are in agreement with the above, please execute one copy of this letter at the place designated below and return one copy to my attention at the above address, whereupon this will be an amendment of the Agreement, binding upon the parties hereto.

Respectfully,

AMERADA HESS CORPORATION

/s/ Raymond L. Wickett
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Raymond L. Wickett

RLW/ct

96-096.rlw

ACCEPTED AND AGREED TO THIS 31st  DAY OF MAY 1996.

DLB OIL & GAS, INC.

/s/ Mark Liddell
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